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                                   EXHIBIT A
                                   ---------

                    Transactions in Shares of Common Stock
                      Since Previous Schedule 13D Filing
                      ----------------------------------

Date                Buy/Sell           Total              Cost (per
----                --------           -----              share, in
                                                          dollars)
                                                          ---------

09/15/98            Buy                 3,200             8.00

09/16/98            Buy                40,200             7.9223

10/08/98            Buy                23,000             6.50

10/12/98            Buy                 5,000             7.00

10/13/98            Buy                 7,000             7.00

                                                             Page 5 of 5 Pages